Exhibit 10.1

REAL ESTATE PURCHASE AND SALE AGREEMENT

PRINCIPAL LIFE INSURANCE COMPANY,

an Iowa corporation, for its Principal U.S. Property Separate Account, SELLER

and

HARVARD PROPERTY TRUST, LLC,

a Delaware limited liability company, BUYER

TABLE OF CONTENTS TO

REAL ESTATE PURCHASE AND SALE AGREEMENT

1.	Property Included in Sale	1

2.	Purchase Price/Remedies	2

3.	Title to the Property	3

4.	Title and Survey Review	3

5.	Buyer’s Due Diligence	5

6.	Buyer’s Conditions to Closing	8

7.	Seller’s Conditions to Closing	8

8.	The Closing	9

9.	Representations and Warranties	14

10.	Leasing and Indemnification	17

11.	Seller’s Covenants	18

12.	Condition of Property	19

13.	Possession	20

14.	Casualty/Condemnation	20

15.	Tax-Deferred Exchange	21

16.	Miscellaneous	21

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”), is made as of the 19th day of September, 2008 (the “Agreement Date”) by and between PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation, for its Principal U.S. Property Separate Account, herein referred to as “Seller,” and HARVARD PROPERTY TRUST, LLC, a Delaware limited liability company, herein referred to as “Buyer.”

RECITALS:

WHEREAS, Seller desires to sell certain improved real property along with certain related personal and intangible property and other items as more particularly set forth herein, and Buyer desires to purchase said real, personal and intangible property and other items on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Buyer and Seller hereby agree as follows:

1.                                       Property Included in Sale.  Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, the following:

(a)                                  That certain real property commonly known as 1875 Lawrence Street, Denver, Colorado, as more particularly described in Exhibit A attached hereto (the “Real Property”);

(b)                                 Seller’s interest in all rights, privileges and easements appurtenant to the Real Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances as well as all development rights, air rights, water, water rights (and water stock, if any) relating to the Real Property and any easements, rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property (collectively, the “Appurtenant Rights”);

(c)                                  Seller’s interest in all improvements and fixtures located on the Real Property, including all buildings and structures presently located on the Real Property, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Real Property, such as heating and air conditioning systems and facilities used to provide any utility services, refrigeration, ventilation, garbage disposal, recreation or other services on the Real Property (all of which are collectively referred to as the “Improvements”);

(d)                                 Seller’s interest in any tangible or intangible personal property owned by Seller and used in the ownership, use and operation of the Real Property, Appurtenant Rights, and Improvements, including, without limitation, the right to use any trade name (excepting those including the name “Principal”) and all other names, logos, and designs now used in connection with the Real Property (collectively, the “Personal Property”);

(e)                                  Seller’s interest in all written agreements pursuant to which any portion of the Real Property is used or occupied by anyone other than Seller (collectively, the “Leases”); and

(f)                                    Seller’s interest in the following: (i) any contract rights and agreements relating to the ownership, use, upkeep, repair, if any, maintenance and operation of the Real Property, Personal Property, Appurtenant Rights, or Improvements which Buyer elects to assume pursuant to Section 5 below; (ii) all licenses, permits, warranties and guaranties, certificates of occupancy and other consents or approvals from governmental authorities related to the Real Property, Personal Property, Appurtenant Rights, or Improvements; (iii) all plans and specifications, drawings including CADD drawings, reports, books, studies, operating manuals and any other items used in the operation of the Real Property, Personal Property, Appurtenant Rights, or Improvements; (iv) all marketing materials and prepaid advertising related to the Real Property; and (v) all keys and combinations to locks related to the Real Property, Personal Property, Appurtenant Rights and Improvements (collectively, the “Related Property”).

All of the items referred to in Subsections (a), (b), (c), (d), (e) and (f) above are hereinafter collectively referred to as the “Property.”

2.                                       Purchase Price/Remedies.

(a)                                  Subject to credits, adjustments and prorations for which provisions are hereinafter made in this Agreement, the total purchase price (the “Purchase Price”) for the Property is Thirty-Five Million Dollars ($35,000,000).  The Purchase Price is payable by wire transfer of immediately available funds in U.S. dollars via the federal bank wire transfer system deliverable no later than 2:00 p.m. Central Standard Time on the Closing Date (as defined herein) to Chicago Title Insurance Company, Attention: Ted Darby, 2001 Bryan Street, Suite 1700, Dallas, Texas 75201 (telephone: 214-965-1666; fax: 214-965-1621) (the “Title Company”) at Closing.

(b)                                 Within two (2) business days after the Agreement Date, Buyer shall deposit into escrow with the Title Company the sum of $1,000,000 as the earnest money deposit (the “Initial Deposit”).  Provided that Buyer elects to proceed under this Agreement on or prior to the Approval Date, Buyer shall deposit an additional $1,000,000 (the “Additional Deposit”) within two (2) business days after the Approval Date.  (The Initial Deposit and Additional Deposit, together with any interest earned on such sums, shall be referred to herein as the “Deposit.”)  The Deposit shall be payable by wire transfer of immediately available funds in U.S. dollars via the federal bank wire transfer system.  Any interest earned by the Deposit shall be considered part of the Deposit.  Except as otherwise provided in this Agreement, the Deposit shall be held by the Title Company in a federally insured interest bearing account and applied against the cash portion of the Purchase Price at Closing, subject to disbursement in accordance with the terms and provisions of this Agreement.

(c)                                  In the event the Buyer shall fail to close in breach of this Agreement or otherwise commit a default hereunder that results in the failure of the subject transaction to close, Seller’s sole and exclusive remedy (except as provided below) shall be to terminate this Agreement by written notice to Buyer and the Title Company, in which case the Deposit shall be paid to Seller as liquidated damages. Buyer and Seller hereby agree that upon such termination, the Seller shall have no right to recover any additional damages by reason of the Buyer’s failure to close, and Seller shall be released from its obligations hereunder and the  Deposit shall represent and be liquidated damages payable to Seller in such event as a fair and reasonable sum to recompense Seller in light of Seller’s removal of the Property from the market and the costs incurred, labor and services performed and the loss of its bargain, all of which are difficult to ascertain. This termination right and liquidated damages shall constitute Seller’s sole and exclusive remedy except for those certain indemnifications of Seller by Buyer otherwise provided for in this Agreement.

(d)                                 In the event that Seller shall be in default hereunder and such default is not cured by the fifth (5th) business day after written notice thereof from Buyer, Buyer’s sole and exclusive remedy shall be either:  (i) to terminate this Agreement by written notice to Seller and the Title Company, in which case the Deposit shall be returned to Buyer and Seller shall pay to Buyer the Transaction Costs of Buyer (as defined below); or (ii) if Seller’s default results from its failure to transfer possession and title to the Property to Buyer at Closing to enforce specific performance.  Except as otherwise provided in this Agreement, in no event shall Seller or Buyer be liable to the other party for any actual, consequential, punitive, treble, exemplary, speculative or other damages.  As used in this Agreement, “Transaction Costs of Buyer” means Buyer’s actual out-of-pocket costs incurred in connection with the negotiation and performance of this Agreement, including attorneys’ fees, and Buyer’s evaluation of the Property in an amount not to exceed $150,000.

3.                                       Title to the Property.  At the Closing, Seller shall convey to Buyer and Buyer shall accept marketable and insurable title to the Real Property, all rights, privileges and easements appurtenant thereto, and the Improvements, by duly executed and acknowledged special warranty deed attached hereto as Exhibit F (the “Deed”), subject only to the Permitted Exceptions (hereinafter defined).  Evidence of delivery of marketable and insurable fee simple title shall be the issuance of a current ALTA Owner’s Policy of Title Insurance (the “Title Policy”), in the full amount of the Purchase Price by the Title Company, insuring fee simple title to the Real Property, Improvements, and Appurtenant Rights in the Buyer.

4.                                       Title and Survey Review.

(a)                                  Within five (5) days after the Agreement Date, Seller shall deliver to Buyer (1) a current title commitment (the “Title Commitment”) covering the Property, showing all matters affecting title to the Property and binding the Title Company to issue at Closing an Owner’s Policy of Title Insurance, on the form customarily used in the area in which the Property is located, in the full amount of the Purchase Price pursuant to subsection (c) below, and (2) copies of all instruments (the “Exception Instruments”) referenced in the Title Commitment.

(b)                                 Seller has furnished to Buyer an existing Survey (the “Survey”) of the Property prepared by a reputable and duly licensed surveyor or surveying firm. Buyer shall be responsible for obtaining an update to the Survey (the “Updated Survey”) at Buyer’s cost.

(c)                                  After receipt of the last of the Title Commitment, copies of the Exception Instruments, and the Survey, Buyer shall have a period of ten (10) days to review the state of Seller’s title to the Property (the “Title Review Period”). If the Survey, the Title Commitment or the Exception Instruments reflect or disclose any defect, exception or other matter affecting the Property (“Title Defects”) that is unacceptable to Buyer for any reason whatsoever, then prior to the expiration of the Title Review Period, Buyer may provide Seller with written notice of its objections, and Seller shall have ten (10) days (the “Cure Period”) from the date of the notice to remove or cure any Title Defects to the satisfaction of Buyer. Seller shall use its reasonable, good faith efforts to remove or cure the Title Defects to Buyer’s satisfaction. If Seller does not cure any or all of the Title Defects within the Cure Period, Seller shall notify Buyer in writing, prior to the expiration of the Cure Period, of its election not to cure such Title Defects, and Buyer may, prior to the later of (i) five (5) days after receipt of Seller’s notice of its election not to cure, or (ii) the Approval Date (hereinafter defined) either (A) terminate this Agreement by written notice delivered to Seller, or (B) elect to waive any uncured Title Defect. If Buyer elects to proceed under this Agreement by written notice delivered to Seller prior to the expiration of the time period referenced in the immediately preceding sentence, then any Title Defects that Seller has not cured shall be deemed waived by Buyer. If Buyer shall fail to notify Seller in writing of any objections to the state of Seller’s title to the Property as shown by the Title Commitment, the Exception Documents, Survey or if Buyer elects to waive all or any of the Title Defects, or is deemed to have waived all or any of the Title Defects, then any exceptions to Seller’s title to which Buyer has not objected or which have been objected to and waived by Buyer and which are disclosed by the Title Commitment shall be considered to be “Permitted Exceptions.” If Buyer terminates this Agreement pursuant to this section, then neither Seller nor Buyer shall have any further rights or obligations under this Agreement, and the Deposit shall be promptly returned to Buyer.

Notwithstanding the foregoing provisions, in the event Buyer has any objections to the Updated Survey, Buyer shall have until the Approval Date to determine whether or not such objections are acceptable to Buyer.

(d)                                 Notwithstanding anything to the contrary contained herein, Seller shall be obligated to remove (or cause the Title Company to affirmatively insure over) at Seller’s expense:  (i) any mortgages or deeds to secure debt securing any financing obtained by Seller; (ii) any mechanics or materialmen’s liens for work done by or on behalf of Seller; and (iii) any other monetary liens against Seller (provided Seller shall not be obligated to expend more than $100,000 in connection with this clause (iii)).  The “Permitted Exceptions” shall be collectively defined as: (1) those covenants, conditions and restrictions of record which are reviewed and approved (or deemed approved) by Buyer pursuant to Section 4(a); (2) the lien of general real estate taxes for the current calendar year and subsequent years which are not yet due or payable; and (3) the Leases.

5.                                       Buyer’s Due Diligence.  Buyer shall be allowed to conduct the following due diligence prior to purchasing the Property:

(a)                                  Buyer’s review of the operating statements of the Property for the previous two (2) calendar years as well as the current calendar year-to-date.

(b)                                 Buyer’s review of copies of a current rent roll and any tenant leases, and any amendments and modifications thereto, currently in Seller’s Possession.

(c)                                  Buyer’s review of copies of any site plans and building drawings and specifications currently in Seller’s Possession ..

(d)                                 Buyer’s review of copies of any maintenance and service agreements currently in force and in Seller’s Possession.  Buyer shall provide written notice to Seller no less than three (3) business days prior to the Approval Date of those agreements Buyer wishes to assume.  In the absence of such notice, Seller shall terminate all agreements.

(e)                                  Buyer’s review of certain environmental reports prepared for Seller and currently in Seller’s Possession as described on Exhibit J hereto.  Seller is providing such environmental reports to Buyer for informational purposes only and Buyer shall not rely on such environmental reports in determining whether to purchase the Property.  In the event the transaction contemplated herein does not close for any reason whatsoever, Buyer shall immediately return the environmental reports to Seller.

(f)                                    Buyer’s review of the documents and other items listed on Exhibit N attached hereto and made a part hereof, it being agreed that Seller shall deliver the documents and other items listed on Exhibit N to Buyer within five (5) days after the Agreement Date, to the extent that Seller has not previously delivered same to Buyer; provided that such documents and other items are in Seller’s, or in Seller’s property management company’s, possession or control (hereafter “Seller’s Possession”).

The items referred to above in Section 4 and Subsections 5(a)-(f) (including all documents and other items listed on Exhibit N shall be collectively referred to as the “Due Diligence Items.”  Buyer hereby acknowledges the receipt of the Due Diligence Items, with the exception of the Title Commitment and the Exception Documents (which will be delivered or caused to be delivered pursuant paragraph 4(a) herein).  The Due Diligence Items contain confidential material, data and information and by accepting delivery of same Buyer hereby acknowledges that the Due Diligence Items will be relied upon at Buyer’s own risk (except to the extent otherwise expressly set forth in this Agreement) and further that the Due Diligence Items will be kept confidential at all times by Buyer and its agents, employees and representatives (collectively the “Representatives”; and the confidentiality requirement set forth in this Section is referred to herein as the “Confidentiality Requirement.”  The Due Diligence Items will be kept confidential and shall not, without Seller’s prior written consent (which consent shall not be unreasonably withheld or delayed) be disclosed by the Buyer or by its Representatives.  If such consent is granted, the information shall not be disclosed prior to Seller’s receipt of an

Acknowledgment and Disclaimer Agreement from the person or entity to whom the Information is being disclosed in substantially similar form as that which Buyer executed in connection with its potential purchase of the Property.  Moreover, the Buyer agrees to reveal the Due Diligence Items only to those of its Representatives who need to know the Due Diligence Items and who are informed by the Buyer of the confidential nature of the Due Diligence Items.  However, notwithstanding the foregoing provisions or anything else to the contrary contained in this Agreement, (i) Buyer may disclose the Due Diligence Items and related information to its affiliates, consultants, attorneys, accountants, prospective investors and lenders, and others who need to know such information for the purpose of assisting Buyer in connection with the possible purchase of the Property; (ii) the covenants of confidentiality set forth herein shall not be applicable to any information published by Seller as public knowledge or otherwise available in the public domain without breach of this Agreement; (iii) Buyer shall be permitted to disclose such information as may be recommended by legal counsel for Buyer in order to comply with all financial reporting, securities laws and other legal requirements applicable to Buyer, including any required disclosures to the Securities and Exchange Commission; and (iv) any duty of confidentiality set forth in this Agreement shall terminate upon Closing.

The Buyer hereby releases and discharges any and all claims it may have against Seller or its consultant arising out of the delivery of the Due Diligence Items to the Buyer or any inaccuracy of the Due Diligence Items unless otherwise expressly provided in this Agreement.  Further, the Buyer hereby agrees to indemnify and hold Seller harmless from any and all claims arising out of Buyer’s actions with respect to the Due Diligence Items.  The Buyer agrees that if it or its Representatives commit a breach of any of the provisions of this Confidentiality Requirement, Seller shall have the right and remedy to institute proceedings to obtain immediate injunctive relief for any breach or threatened breach hereof, it being hereby acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Seller and its affiliates and that money damages will not provide an adequate remedy to Seller and its affiliates.  This stipulation with respect to damages incurred by Seller upon a breach of this Confidentiality Requirement by the Buyer shall be limited to use in an action for injunctive relief.  Further, nothing herein shall be construed to limit any other remedy available to Seller.

(g)                                 Buyer’s review of the physical and environmental characteristics and condition of the Property.  Seller agrees to provide Buyer access to the Property following the Agreement Date for the purpose of performing, at Buyer’s sole cost and expense, studies, physical inspections, investigations and tests on the Property (the “Tests”) provided that no such Tests shall be conducted without at least two (2) business days prior telephone or written notice to Seller and Seller’s prior approval of such Tests, which approval shall not be unreasonably withheld.  Seller’s execution of this Agreement shall constitute its consent to a non-invasive Phase I environmental site assessment being performed on the Property.  All forms of invasive Tests are prohibited without Seller’s prior written consent, which consent may be granted or withheld in Seller’s sole discretion.  Invasive Tests hereunder include, but are not limited to any tests or testing beyond a Phase I environmental site assessment, such as collecting or testing asbestos, water, radon, soil or air samples.  Buyer’s access is further conditioned on Buyer providing Seller with certificates of insurance listing Seller as an additional insured on all insurance policies evidencing that Buyer’s agents or contractors performing said Tests have insurance in types and amounts satisfactory to Seller as determined by Seller in its reasonable discretion as more specifically set forth on Exhibit H attached hereto and hereby made a part hereof.  Buyer shall be required to conduct such Tests in a manner as to not disturb or interfere with the current use of the Property and upon completion of such Tests, Buyer agrees at its sole cost to restore the Property to the condition it was in immediately prior to such Tests, including, but not limited to the immediate removal of anything placed on the Property in connection with such Tests.  Copies of any reports, letters or other written information generated as a result of such Tests shall be provided to Seller if the sale contemplated by this Agreement does not close for any reason.  Buyer shall indemnify, defend (with counsel reasonably satisfactory to Seller), and hold Seller harmless from and against any and all liability, loss, cost, damage, or expense (including, without limitation, attorney’s fees and costs) which Seller may sustain or incur by reason of or in connection with any Tests made by Buyer or Buyer’s agents or contractors relating to or in connection with the Property, or entries by Buyer or its agents or contractors onto the Property.  Notwithstanding any provision to the contrary in this Agreement, the indemnity obligations of Buyer under this Agreement shall survive any termination of this Agreement or the delivery of the deed and the transfer of title pursuant to this Agreement.

(h)                                 Buyer has advised Seller that Buyer must cause to be prepared up to three (3) years of audited financial statements in respect of the Property in compliance with the policies of Buyer and certain laws and regulations, including, without limitation, Securities and Exchange Commission Regulation S-X. Seller agrees to use reasonable efforts to cooperate with Buyer’s auditors in the preparation of such audited financial statements (it being understood and agreed that the foregoing covenant shall survive the Closing). Without limiting the generality of the preceding sentence (i) Seller shall, during normal business hours, allow Buyer’s auditors reasonable access to such books and records maintained by Seller (and Seller’s manager of the Property) in respect of the Property as necessary to prepare such audited financial statements; (ii) Seller shall use reasonable efforts to provide to Buyer such financial information and supporting documentation as are necessary for Buyer’s auditors to prepare audited financial statements; (iii) if Buyer or its auditors require any information that is in the possession of the party from which Seller purchased the Property, Seller shall contact such prior owner of the Property and use commercially reasonable efforts to obtain from such party the information requested by Buyer; (iv) Seller will make available for interview by Buyer and Buyer’s auditors the manager of the Property or other agents or representatives of Seller responsible for the day-to-day operation of the Property and the keeping of the books and records in respect of the operation of the Property; and (v) if Seller has audited financial statements with respect to the Property, Seller shall promptly provide Buyer’s auditors with a copy of such audited financial statements. If after the Closing Date Seller obtains an audited financial statement in respect of the Property for a fiscal period prior to the Closing Date that was not completed as of the Closing Date, then Seller shall promptly provide Buyer with a copy of such audited financial statement, and the foregoing covenant shall survive Closing. It shall be a condition precedent to the obligations of Buyer under this Agreement that Seller shall have complied with the covenants set forth in this subsection (h) as of the Closing Date.

If on or before 5:00 p.m. Central Standard Time on October 1, 2008 (the “Approval Date”), Buyer elects to proceed under this Agreement, Buyer shall give Seller written notice (“Notice to

Proceed”) at any time prior to 5:00 p.m. Central Standard Time on or before the Approval Date. Upon giving the Notice to Proceed, this Agreement shall continue in full force and effect. If Buyer does not provide the Notice to Proceed on or before 5:00 p.m. Central Standard Time on the Approval Date, this Agreement shall immediately terminate (except for the indemnity obligations of Buyer to Seller under this Agreement which shall survive termination of this Agreement) and the Deposit shall be returned to Buyer, as Buyer’s sole and exclusive remedy.  It is understood and agreed that Buyer may refuse or fail to give a Notice to Proceed in its sole and unfettered discretion, for any reason or for no reason, and shall not be obligated to give any explanation to Seller in connection therewith.

6.                                       Buyer’s Conditions to Closing.  The following conditions are conditions precedent to Buyer’s obligation to purchase the Property:

(a)                                  The Title Company has committed to issue to Buyer, upon payment of the title premium therefor, a standard form Owner’s Title Policy in the amount of the Purchase Price in accordance with the Title Commitment, insuring that Buyer is the fee simple owner of the Real Property and Improvements subject only to the Permitted Exception and otherwise as described in and in accordance with Section 4 of this Agreement (the “Title Policy”).

(b)                                 The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date.

(c)                                  Seller shall not be in default of this Agreement.

(d)                                 The Tenant Estoppel Condition (as hereinafter defined) shall be timely satisfied.

In the event that the conditions set forth above in this Section 6 are not satisfied (and Buyer is not otherwise in default of this Agreement), Buyer may elect, at its sole discretion, to terminate this Agreement, or waive satisfaction of the condition and close escrow in either instance by giving written notice to Seller.  In the event Buyer so elects to terminate this Agreement, the Deposit shall be returned to Buyer.

7.                                       Seller’s Conditions to Closing.  The following conditions are conditions precedent to Seller’s obligation to sell the Property:

(a)                                  The approval of the applicable committee of Seller (the “Committee”), which approval Buyer acknowledges Seller will seek on or prior to October 10, 2008 (but, in any event after the Approval Date has passed and Buyer has failed to exercise its right of termination of this Agreement under Section 4).  Seller makes no representation with regard to the likelihood of approval of this Agreement or the transaction contemplated herein by its Committee.  Promptly after the Committee has made its determination with respect to this Agreement, Seller shall send Buyer written notice (the “Committee Notice”) stating whether or not the Committee has approved this Agreement and the transaction contemplated herein.  If for any reason Seller’s Committee disapproves this Agreement or the transaction contemplated herein, this Agreement shall terminate, the Title Company shall return the Deposit to Buyer, Seller shall reimburse Buyer upon demand all Transaction Costs of Buyer incurred prior to the date of such determination in an amount not to exceed $150,000 and neither party shall have any further obligations or rights hereunder.  In the event that Buyer has not received a Committee Notice as of 5:00 p.m., Central Standard Time, on October 10, 2008, Buyer shall have the option to either (i) extend the time for receipt of the Committee Notice until 5:00 p.m., Central Standard Time, on October 17, 2008, or (ii) terminate this Agreement by written notice to Seller, in which event the Title Company shall return the Deposit to Buyer, Seller shall reimburse Buyer upon demand all Transaction Costs of Buyer incurred prior to the date of such determination in an amount not to exceed $150,000, and neither party shall have any further obligations or rights hereunder.  If Buyer elects to extend the time for receipt of the Committee Notice pursuant to clause (i) of the preceding sentence and the Committee Notice is still not received as of 5:00 p.m., Central Standard Time, on October 17, 2008, then this Agreement shall terminate upon the terms and conditions set forth in clause (ii) of the preceding sentence.

(b)           Buyer shall not be in default under this Agreement.  In the event that the conditions set forth above in this Section 7 are not satisfied (and Seller is not otherwise in default of this Agreement), Seller may elect, at its sole discretion, to terminate this Agreement or waive satisfaction of the condition and close escrow.  In the event Seller so elects to terminate this Agreement and Buyer is not in default hereunder, the Deposit shall be returned to the Buyer.

8.                                       The Closing.

(a)           The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company within ten (10) days after Seller’s Committee approval, or such other date prior thereto as Buyer and Seller may mutually agree in writing; provided, however, should such date fall during the final two (2) business days of any calendar month, the date shall automatically be extended to the first business day of the following calendar month such that closing will not occur during the final two (2) business days of any calendar month (the “Closing Date”).  Except as otherwise provided herein, such date may not be extended without the prior written approval of both Seller and Buyer.  In the event the Closing does not occur on or before the Closing Date, the Title Company shall, subject to the provisions of Section 2, and unless it is notified by both parties to the contrary, within three (3) business days after the Closing Date, return to the depositor thereof items which may have been deposited pursuant to this Agreement.  Any such return shall not, however, relieve either party hereto of any liability it may have for its wrongful failure to close.

(b)                                 At or before the Closing, Seller shall deliver to the Title Company, and the Title Company will deliver to Buyer, the following:

(i)            the Deed conveying to the Buyer the Property as required by Section 3 above;

(ii)           originals or copies of all leases (and amendments thereto, if any) in Seller’s Possession covering any portion of the Property, any security deposits relating thereto in

Seller’s Possession, and an executed Assignment and Assumption of Leases in the form attached hereto as Exhibit B;

(iii)          Seller’s Non-Foreign Certification in the form attached as Exhibit C;

(iv)          notices to the tenants at the Property in the form attached as Exhibit D, executed by Seller;

(v)           the executed Assignment of Warranties, Guaranties and Service Contracts in the form attached hereto as Exhibit E;

(vi)          an executed Bill of Sale in the form attached hereto as Exhibit G;

(vii)         if required by the Title Company, evidence of required limited liability company authority and an incumbency certificate to evidence the capacity of the signatory for Seller;

(viii)        to the extent in Seller’s Possession all keys, codes and other security devices for each parcel of the Property;

(ix)           a Closing Statement, mutually acceptable to Buyer and Seller, prepared in accordance with the terms of this Agreement; and

(x)            any other documents (a) which Seller is obligated to deliver to Buyer pursuant to this Agreement, (b) that may be requested by the Title Company in order to issue the Title Policy and acceptable to Seller in Seller’s reasonable discretion, and (c) that are necessary in order to effectuate the transfer of the Property as contemplated by this Agreement (x) in accordance with the terms of this Agreement or (y) pursuant to any applicable law, rule or regulation.

(c)                                  At or before the Closing, Buyer shall deliver to escrow the Purchase Price and an executed Assignment and Assumption of Lessor’s Interest In Leases in the form attached hereto as Exhibit B.

(d)                                 Seller and Buyer shall each deposit such other instruments as are reasonably required by the Title Company to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

(e)                                  Proration.

(i)            In each proration set forth below, the portion thereof applicable to the period beginning at 12:01 a.m. on the Closing Date shall be credited to Buyer and the portion thereof applicable to the period ending at such time shall be credited to Seller (such that income and expenses run to Buyer starting on the Closing Date).  Prorations shall be calculated on the basis of a 366-day year.

(A)          Collected Rent and Other Lease Amounts.  All collected rent, collected tenant reimbursements for Operating Expenses (as defined below), and other collected income for the month of Closing under leases in effect on the Closing Date shall be prorated as of the Closing Date.  Buyer shall be credited with any rent and other income collected by Seller before the Closing Date but applicable to any period of time from and after the Closing Date.  Uncollected rent and other income shall not be prorated on the Closing Date.  Any rent received by Seller after the Closing Date with respect to time periods from and after the Closing Date shall be delivered to Buyer within ten (10) days of Seller’s receipt.  Buyer shall apply rent and other income from tenants that are collected after the Closing Date first to the obligations then owing to Buyer for its period of ownership and to those reasonable attorney fees incurred by Buyer in collecting said amount, remitting the balance, if any, to Seller.  Buyer will make reasonable efforts, without expense or suit, to collect any delinquent rents from tenants applicable to any periods before the Closing Date.  Seller may pursue collection as to any rent not collected by Buyer within 90 days following the Closing Date, provided that Seller shall have no right to institute litigation or terminate any lease or any tenant’s occupancy under any lease in connection therewith.  Seller is not restricted in any way from collecting any rent or other income owed by past tenants who are no longer in occupancy on the Closing Date.

(B)           Operating Expenses.  Operating expenses such as utilities, common area maintenance and other operating costs and expenses in connection with the ownership, operation, maintenance and management of the Real Property (collectively “Operating Expenses”) shall also be prorated as of the Closing Date, based on the number of days of ownership by each party in the calendar month during which Closing occurs.  Those Operating Expenses being paid directly by tenants shall not be prorated.  Further, taxes shall be prorated as set forth in Section 8(e)(i)(C) below and insurance costs shall not be prorated.

(C)           Taxes and Assessments.  Real estate taxes and assessments imposed by any governmental authority shall be prorated as of the Closing Date based upon the tax bill(s) received for and applicable to the period(s) in which the Closing Date occurs; or, to the extent such tax bill(s) and applicable amount(s) are not available by the Closing Date, based on the most recent ascertainable assessed values and tax rates.  Seller shall receive a credit for any taxes and assessments paid by Seller for the period during which the Closing Date occurs from the Closing Date to the end of the applicable taxing period, and Buyer shall receive a credit for any taxes or assessments not paid by Seller for the taxing period up to the Closing Date.  All refunds or tax savings relating to real estate taxes or assessments shall inure to the benefit of Seller if such refunds or tax savings relate to any period for which Seller owned the Property.  Buyer shall remit to Seller any such refund or tax savings relating to such period promptly upon Buyer’s receipt, after deducting any amounts due to tenants under the Leases.  Any additional taxes or assessments relating to the tax year(s) in which the Closing occurs or prior years arising out of a change in the use of the Property or a change in ownership shall be assumed by Buyer effective as of the Closing Date and paid by Buyer when due and payable, and Buyer shall indemnify Seller from and against any and all such taxes, which indemnification obligation shall survive the Closing.

(D)          Leasing Commissions and Cost of Tenant Finish.  At Closing, Buyer shall assume the obligation to pay all leasing commissions and the costs of tenant finish due on or after the Closing Date or that become due during the pendency of this Agreement with respect to the portion of the term of any lease, expansion or renewal on or after the Closing Date, to the extent that Buyer had the opportunity to review, and has approved in writing, such lease, expansion or renewal.  Buyer specifically agrees that Buyer shall be obligated to pay all costs of tenant finish relating to that certain lease by Water Management Consultants, Inc. (“WMC”) regardless of when such payments to WMC are due; provided, however, that in no event shall Buyer’s liability for such costs exceed $349,084 in the aggregate.  Leasing commissions or tenant finish costs that are payable on a monthly or other periodic basis during the lease terms shall be prorated between the parties in the same manner as Operating Expenses.  Any leasing commissions and costs of tenant finish with regard to new leases of the Property entered into subsequent to the Agreement Date and prior to Closing (the “New Leases”) shall be prorated between Buyer and Seller on the Closing Date based upon the revenue from such New Leases received by Seller prior to Closing and the revenue to be received by Buyer for the term of the New Leases commencing on the Closing Date; provided, however, that Buyer shall have no obligation to pay any costs associated with a New Lease unless Buyer had the opportunity to review such Lease and approved same in writing prior to the execution thereof.

(E)           Tenant Deposits.  All cash tenant security deposits actually received by Seller (and interest thereon if required by law or contract to be earned thereon) and not theretofore applied to tenant obligations under the leases shall be transferred or credited to Buyer at Closing or placed in escrow if required by law.  Seller agrees that after the Agreement Date, Seller will not apply tenant security deposits towards the payment of rent under the Leases.  As of the Closing, Buyer shall assume Seller’s obligations related to tenant security deposits.  Buyer will indemnify, defend, and hold Seller harmless from and against all demands and claims made by tenants with respect to any security deposits actually delivered to Buyer and will reimburse Seller for all attorneys’ fees incurred or that may be incurred as a result of any such claims or demands as well as for all loss, expenses, verdicts, judgments, settlements, interest, costs and other expenses incurred or that may be incurred by Seller as a result of any such claims or demands by tenants.

(F)           Utility Deposits.  Buyer shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies.  Seller shall ensure that all utility meters are read as of the Closing Date.  Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

(G)           Insurance.  The fire, hazard, and other insurance policies relating to the Property shall be cancelled by Seller as of the Closing Date and shall not, under any circumstances, be assigned to Buyer.  All unearned premiums for fire and any additional hazard insurance premium or other insurance policy premiums with respect to the Property shall be retained by Seller.

(H)          Pass Through Expenses.  Seller, as landlord under the Leases, may be currently collecting from tenants under the Leases additional rent or charges to cover Operating Expenses and other costs (“Pass Through Expenses”).  No later than May 15, 2009, Seller and Buyer shall reconcile Pass Through Expenses for 2008 and make any necessary adjustments to the prorations of expenses made at Closing.  Buyer shall be responsible for administering all reconciliations and other adjustments with such tenants in accordance with the Leases.

(I)            Final Adjustments After Closing.  If final prorations for those items addressed herein cannot be made on the Closing Date, then Buyer and Seller agree to allocate such items on an accrual basis as soon as invoices or bills are available, but with such final adjustment(s) to be made no later than two hundred seventy (270) days after the Closing Date.  Income and expenses shall be received and paid by the parties on an accrual basis with respect to their period of ownership.  Seller shall not, however, be charged for any increase in Operating Expenses due to increased costs caused by Buyer subsequent to the Closing.  Payments in connection with such final adjustments shall be due within fifteen (15) days of mutual agreement of the amount(s) due.  Each party shall have reasonable access to, and the right to inspect and audit the other party’s supporting documentation to confirm the final prorations, provided at least three (3) business days’ advance notice is given by the auditing party to the audited party.

(f)                                    The costs incurred in this transaction shall be allocated as follows:

(i)            Title Policy.  Seller shall pay standard rates for the Title Policy.  Buyer shall pay for any special endorsements to the title policy and any extended coverage.

(ii)           Transfer Taxes and Recording Fees.  Buyer shall pay the cost of any transfer taxes and/or recording fees applicable to the sale.

(iii)          Survey.  Seller shall pay the cost of any update of the Survey, but Buyer shall pay for any changes to the updated Survey.

(iv)          Escrow Fees.  Buyer and Seller shall split any escrow fees and/or costs.

(v)           Counsel Fees.  Each party shall pay its own legal fees and expenses.

(vi)          Other Costs.  All other costs of the Closing not addressed in clauses (i) –(vi) above shall be allocated between Buyer and Seller as is customary in the county in which the Real Property is located.

9.                                       Representations and Warranties.

(a)                                  Seller hereby represents and warrants to Buyer as follows:

(i)            Seller is an Iowa corporation duly organized and validly existing under the laws of the State of Iowa and is in good standing under the laws of the state in which the Property is located.

(ii)           All closing documents executed by Seller which are to be delivered to Buyer at the Closing are or at the Closing will be duly authorized, executed, and delivered by Seller, are or at the Closing will be legal, valid, and binding obligations of Seller and other than Seller’s Committee approval, no further action or approval is necessary to constitute this Agreement as a binding and enforceable obligation of Seller, are sufficient to convey title, and do not violate any provisions of any agreement to which Seller is a party or to which it is subject.

(iii)          Seller and each person or entity owning an interest in Seller is (a) (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly), (d) Seller has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Seller is prohibited by law or Seller is in violation of law.

Seller also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any other direct interest in Seller is or shall be listed on any of the Lists or is or shall be an Embargoed Person.  This Section shall not apply to any person to the extent that such person’s interest in the Seller is through a U.S. Publicly-Traded Entity.  As used in this Agreement, “U.S. Publicly-Traded Entity” means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a person.

(iv)            Except as otherwise disclosed to Buyer in the Due Diligence Items, to the Seller’s Knowledge (as hereinafter defined), there are no liens, security interests, covenants, conditions, restrictions, rights-of-way, easements or encumbrances of any kind or character whatsoever, encumbering the Property other than those set forth in the Title Commitment and/or Survey.

(v)             Except as set forth on Exhibit K, there is no pending litigation which materially affects the use and operation of the Property or Seller’s ability to fulfill all of its obligations under this Agreement, legal proceedings or administrative actions against Seller or any portion of the Property, and Seller has received no written notice of same.

(vi)          Except as otherwise provided in the Due Diligence Items, to the Seller’s Knowledge, Seller has not received written notice of any existing or pending condemnation proceedings or deeds in lieu of condemnation affecting the Premises, and to Seller’s knowledge no such proceedings are threatened.

(vii)         Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Internal Revenue Code (“Code”)).

(viii)        Except as provided in the Due Diligence Items, to the Seller’s Knowledge, Seller has not received a written notice that the Property is in violation of any governmental order, regulation, statute, code or ordinance dealing with the use, construction, operation, safety and/or maintenance thereof, or existing zoning and building codes and other applicable laws and governmental regulations regarding the operation of the Property in accordance with its present usage.

(ix)           To Seller’s Knowledge and except as provided in the Leases, the Title Commitment and in the other Due Diligence Items, no person, firm or entity, other than Buyer has any right to acquire the Property or any part thereof.

(x)            Except as otherwise provided in paragraph (8)(e)(i)(D), and except as otherwise set forth in the tenant estoppel certificates, and except as otherwise set forth herein, to the Seller’s Knowledge, Seller has completed all tenant improvements specified in any Lease existing at the Effective Date to be the responsibility of landlord with respect to the current term of such Lease, and to Seller’s knowledge, except as otherwise set forth in the tenant estoppel certificates, Seller has paid all tenant improvement allowances required to be paid by landlord under the Leases existing at the Effective Date with respect to the current term of such Leases.

(xi)           Except as otherwise provided in paragraph 8(e)(i)(D), to the Seller’s Knowledge, there will be no accrued brokerage commission for the current term of any Lease existing at the Agreement Date which will remain unpaid after Closing.

The foregoing representations and warranties (“Seller’s Representations”) shall be in full force and effect on the Agreement Date and at the Closing.  Such representations and warranties shall be deemed to have been reaffirmed and restated by Seller as of the Closing Date, except for any change in any of the foregoing representations or warranties or any breach thereof that occurs and which is expressly disclosed by Seller to Buyer in writing no later than three (3) business days prior to the Approval Date (each a “Disclosure” and collectively, the “Disclosures”), which Disclosures shall thereafter be updated by Seller prior to the Closing Date.  If a Disclosure discloses a material change or breach of any of Seller’s Representations and Seller advises Buyer in such Disclosure that Seller has elected to cure such change or breach, then Seller shall have a period of twenty (20) days within which to cure such change or breach.  If Seller elects not to attempt to cure such change or breach, or if Seller elects to cure such change or breach but fails to cure same to Buyer’s reasonable satisfaction within the aforementioned twenty (20) day cure period, Buyer, at its sole option, and as its sole remedy, may either (A) close and consummate the transaction contemplated by this Agreement, without reduction in the Purchase Price or (B) terminate this Agreement by written notice to Seller, in which event the Title Company shall return the Deposit to Buyer.  Seller shall reimburse Buyer upon demand all Transaction Costs of Buyer incurred prior to the date of such determination in an amount not to exceed $150,000, and neither party shall have any further obligations or rights hereunder.  Such election shall be made by Buyer, as applicable, (1) within five (5) days after receipt of the Disclosure indicating that Seller has elected not to cure such change or breach, or (2) if Seller elects to cure such change or breach, within five (5) days after expiration of the aforementioned twenty (20) day cure period.  Failure of Buyer to cause Seller to receive notice of such election of Buyer within such five (5) day period shall conclusively be construed as Buyer’s having elected to terminate this Agreement pursuant to alternative (B) above.  The Closing Date shall be postponed automatically, if necessary, to permit the full running of any election period or cure period set forth in this paragraph.  For purposes hereof, a change or breach of Seller’s Representations shall be deemed “material” if it results in a decrease in the value of the Property, or Buyer being exposed to a cost or liability, in the amount of Twenty Five Thousand Dollars ($25,000) or more.  The term “Seller’s Knowledge” as used herein means the actual knowledge (and not the implied or constructive knowledge) without any duty of investigation or inquiry of the following persons: Kevin Anderegg, Senior Asset Manager II, who has responsibility for overseeing the management of the Property.  All covenants, agreements, representations and warranties made by Seller in this Agreement shall survive the Closing for no longer than nine (9) months and written notification of any claim arising therefrom must be received in writing by Seller within such nine (9) month period or such claim shall be forever barred and Seller shall have no liability with respect thereto.  The aggregate liability of the Seller, with respect to all claims hereunder, shall not exceed $1,000,000.  Notwithstanding the foregoing, no representation, warranty, covenant or agreement made in this Agreement by Seller shall survive the Closing relative to any matters disclosed in the Due Diligence Items or known to Buyer to be untrue or incorrect and of which Seller is not notified by Buyer prior to or at the Closing.  Buyer is deemed to have constructive knowledge of all information contained in the Due Diligence Items.  Buyer further acknowledges it has a duty of investigation and inquiry in determining whether or not the Property is suitable for its purpose.

(b)           Buyer hereby represents and warrants to Seller as follows:

(i)            Buyer is a limited liability company, duly organized and validly existing under the laws of the State of Delaware and is in good standing under the laws of the State in which the Property is located;

(ii)           all documents executed by Buyer which are to be delivered to Seller at Closing are or at the Closing will be duly authorized, executed, and delivered by Buyer, and are or at the Closing will be legal, valid, and binding obligations of Buyer, and do not and at the Closing will not violate any provisions of any agreement to which Buyer is a party or to which it is subject;

(iii)          Buyer shall furnish all of the funds for the purchase of the Property (other than funds supplied by institutional lenders which will hold valid mortgage liens against the Property) and such funds will not be from sources of funds or properties derived from any unlawful activity;

(iv)          Buyer is a sophisticated investor with substantial experience in investing in assets of the same type as the Property and has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of an investment in the Property;

(v)           Buyer (i) is not a U.S. Publicly Traded Entity, (ii) is not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other List, and (iii) is not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States,

(vi)          none of the funds or other assets of Buyer constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), Buyer has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties in (v)-(vii) above remain true and correct at all times.  Buyer also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any other direct interest in Buyer is or shall be listed on any of the Lists or is or shall be an Embargoed Person.  Subsections (v)-(vii) shall not apply to any person to the extent that such person’s interest in the Buyer is through a U.S. Publicly-Traded Entity.

10.           Leasing and Indemnification.  Buyer acknowledges that Seller may continue its leasing activity, without Buyer’s approval, until the third (3rd) business day prior to the Approval Date.  Thereafter, Seller shall submit any prospective leases and any modifications, amendments, renewals (which are not pre-approved per the terms of the lease) or terminations (other than the pre-described end of term) of existing leases to Buyer for Buyer’s reasonable consent, which shall be deemed given if not received in writing by Seller within five (5) business days after Seller’s written request for consent.  Any costs of tenant finish and lease commissions with regard to new leases or renewals of current leases of the Property entered into subsequent to the

Agreement Date and prior to Closing (the “New Leases”), shall be prorated between Buyer and Seller at Closing, provided the leases are approved by Buyer in accordance with this Section, and subject to the prorations provisions of Section 7(e) above.  Buyer shall indemnify Seller and Seller shall be fully released from any and all liability arising as a result of any Future Leasing Commissions due under any leasing commission agreements affecting the Property.  “Future Leasing Commissions” shall be limited to those commissions resulting from the renewal or extension of any existing lease, the exercise of any options under an existing lease or the execution of a new lease after the Closing Date, and shall not include any commissions due and owing on or before the Agreement Date under the terms of any leases or leasing commission agreements in existence on the Agreement Date.  Seller shall indemnify Buyer and Buyer shall be fully released from all liability arising as a result of any commissions due and owing on or before the Agreement Date under the terms of any leases or leasing commission agreements in existence on the Agreement Date.

11.                                 Seller’s Covenants.  Seller agrees that during the period from the Agreement Date through the Closing Date, or earlier termination of this Contract, Seller will perform the following covenants:

(a)           Seller shall operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the Agreement Date, reasonable wear and tear excepted.  Seller shall deliver the Property at Closing in substantially the same condition as it was on the Agreement Date, reasonable wear and tear excepted.  None of the Personal Property shall be removed from the Property, unless replaced by personal property of equal or greater utility or value.

(b)           Seller shall make commercially reasonable efforts to obtain and deliver to Buyer, no later than five (5) business days prior to the Closing Date (the “Estoppel Return Date”), a tenant estoppel certificate in substantially the form of Exhibit I attached hereto executed by each tenant at the Property; provided, however, the form of tenant estoppel certificate shall reflect appropriate changes thereto for any tenant that has specific requirements in its Lease regarding the form of the tenant estoppel certificate. An executed tenant estoppel certificate in the form of Exhibit I (as such form may be changed for any tenant that has specific requirements in its Lease regarding the form of the tenant estoppel certificate) is herein referred to as a “Tenant Estoppel.” Seller shall deliver each Tenant Estoppel to Buyer promptly following Seller’s receipt thereof. Notwithstanding anything contained herein to the contrary, it shall be a condition precedent to the obligation of Buyer to consummate the transaction that is the subject of this Agreement that Seller deliver to Buyer, on or before the Estoppel Return Date, Tenant Estoppels executed by (a) tenants occupying, in the aggregate, at least eighty percent (80%) of the leased square footage at the Property, and (b) each tenant that leases more than five thousand (5,000) square feet at the Property (such condition being herein referred to as the “Tenant Estoppel Condition”). In the event that Seller is unable to satisfy the Tenant Estoppel Condition by the Estoppel Return Date, Seller shall not be in default under this Agreement. However, if the Tenant Estoppel Condition is not fulfilled as of the Estoppel Return Date, then, for three (3) business days thereafter, Buyer shall have the option either to (i) waive the Tenant Estoppel Condition, or (ii) extend the Closing Date for up to fourteen (14) days to allow Seller more time to obtain additional estoppel certificates.  If Buyer elects to extend the Closing Date pursuant to clause (ii) of the preceding sentence and the Tenant Estoppel Condition is still not fulfilled on or before the expiration of the fourteen (14) day extension period, then Buyer may elect the option set forth in clause (i) of the preceding sentence or terminate this Agreement by written notice to Seller, in which event all of the Deposit shall be returned to Buyer.

(c)           Seller shall assist in efforts to obtain documentation that may be required by a warrantor in order to consummate an assignment to Buyer of any warranties included in the Property and Buyer shall pay any fee required to transfer any such warranty.  Failure to obtain or complete such documentation shall not constitute a default hereunder by either party.

(d)           Seller shall promptly advise Purchaser of any written notice of litigation  received by Seller that will materially and negatively affect the ownership or operation of the Property and any alleged default by a tenant under any Leases.

(e)           Seller shall not affirmatively encumber the Property, except as required by court order or as required by law.

12.                                 Condition of Property.  At or before the Approval Date, Buyer will have approved the physical and environmental characteristics and condition of the Property, as well as the economic characteristics of the Property.  Except as otherwise expressly provided in this Agreement, Buyer hereby waives any and all defects in the physical, environmental and economic characteristics and condition of the Property which would be disclosed by such inspection.  Buyer further acknowledges that neither Seller nor any of Seller’s officers or directors, nor Seller’s employees, agents, representatives, or any other person or entity acting on behalf of Seller (hereafter, for the purpose of this Section, such persons and entities are individually and collectively referred to as the “Seller”), except as otherwise expressly provided in Section 9(a) herein, have made any representations, warranties or agreements (express or implied) by or on behalf of Seller as to any matters concerning the Property, the economic results to be obtained or predicted, or the present use thereof or the suitability for Buyer’s intended use of the Property, including, without limitation, the following:  suitability of the topography; the availability of water rights or utilities; the present and future zoning, subdivision and any and all other land use matters; the condition of the soil, subsoil, or groundwater; the purpose(s) to which the Property is suited; drainage; flooding; access to public roads; or proposed routes of roads or extensions thereof.  Buyer acknowledges and agrees that the Property is to be purchased, conveyed and accepted by Buyer in its present condition, “as is” and that no patent or latent defect in the physical or environmental condition of the Property whether or not known or discovered, shall affect the rights of either party hereto.  Any documents furnished to Buyer by Seller relating to the Property including, without limitation, rent rolls, service agreements, management contracts, maps, surveys, studies, pro formas, reports and other information, including but not limited to the Due Diligence Items, shall be deemed furnished as a courtesy to Buyer but without warranty from Seller, except as otherwise expressly provided in this Agreement.  All work done in connection with preparing the Property for the uses intended by Buyer including any and all fees, studies, reports, approvals, plans, surveys, permits, and any expenses whatsoever necessary or desirable in connection with Buyer’s acquiring, developing, using and/or operating the Property shall be obtained and paid for by, and shall be the sole responsibility of Buyer.  Buyer has investigated and has knowledge of operative or proposed governmental laws and regulations including land use laws and regulations to which the Property may be subject and shall acquire the Property upon the basis of its review and determination of the applicability and effect of such laws and regulations.  Except as provided in this Agreement, Buyer has neither received nor relied upon any representations concerning such laws and regulations from Seller.

Except for claims of fraud or willful misrepresentation on the part of Seller, and except for those representations and warranties expressly set forth herein, Buyer, on behalf of itself and its employees, agents, successors and assigns attorneys and other representatives, and each of them, hereby releases Seller from and against any and all claims, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, whether alleged under any statute, common law or otherwise, directly or indirectly, arising out of or related to the condition, operation or economic performance of the Property.  Seller shall maintain the Property in its present condition until Closing, reasonable wear and tear excepted.

By signing in the space provided below in this Section 12, Buyer acknowledges that it has read and understood the provisions of this Section 12.

Buyer:Harvard Property Trust, LLC, a Delaware limited liability company

By:	/s/ Gerald J. Reihsen, III
Name:	Gerald J. Reihsen, III
Its:	Executive Vice President –
Corporate Development & Legal

13.           Possession.  Buyer shall have the right of possession on the Closing Date, provided, however, that Seller shall allow authorized representatives of Buyer reasonable access to the Property for the purposes of satisfying Buyer with respect to satisfaction of any conditions precedent to the Closing contained herein.

14.           Casualty/Condemnation.  In the event that, prior to Closing, the Property, or any part thereof,  (i) is destroyed or materially damaged, and such damage exceeds $500,000, or (ii) if condemnation proceedings are commenced against the Property, Buyer shall have the right, exercisable by giving notice of such decision to Seller within ten (10) business days after receiving written notice of such damage, destruction or condemnation proceedings, to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder except for express indemnifications as provided hereunder of Buyer to Seller.   In the event of such termination, the Deposit shall be returned to Buyer, as Buyer’s sole and exclusive remedy.  If (i) the casualty damage does not exceed $500,000, or (ii) Buyer elects as set forth in the preceding sentence to accept the Property, as applicable, Buyer shall accept the Property in its then condition and proceed with the Closing with no reduction, offset or abatement of the Purchase Price  and  accept, as its sole recourse against Seller payment or assignment of (i) applicable insurance proceeds, if any, from policies of insurance maintained and paid for by

Seller covering the Property up to the amount paid by the insurer and necessary to make the repairs or restorations, or (ii)  any applicable condemnation award, if any, subject to the rights of tenants to such proceeds or awards under the Leases, if any.  Seller shall credit the Purchase Price to the extent any deductible exists that is the Seller’s responsibility under any policies of insurance, which credit shall not exceed the amount of such damages.  The Closing shall automatically be extended as may be necessary for the timeframes set forth herein to run; provided however, the Closing may occur prior to the final settlement with and payment by the insurer, in the event of casualty damage or final settlement and payment of condemnation proceeds, if applicable.

15.                                 Tax-Deferred Exchange.  Buyer and Seller agree that, at either Buyer’s or Seller’s sole election, this transaction shall be structured as an exchange of like-kind properties under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and proposed regulations thereunder.  The parties agree that if either wishes to make such election, it must do so prior to the Closing Date.  If either so elects, the other shall reasonably cooperate, provided any such exchange is consummated pursuant to an agreement that is mutually acceptable to Buyer and Seller and which shall be executed and delivered on or before the Closing Date.  The electing party shall in all events be responsible for all costs and expenses related to the Section 1031 exchange and shall fully indemnify, defend and hold the other harmless from and against any and all liability, claims, damages, expenses (including reasonable attorneys’ and paralegal fees and reasonable attorneys’ and paralegal fees on appeal), proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to such 1031 exchange that would not have been incurred by the non-electing party if the transaction were a purchase for cash.  The provisions of the immediately preceding sentence shall survive closing and the transfer of title to subject Property to Buyer.  Notwithstanding anything to the contrary contained in this Section:  any such Section 1031 exchange shall be consummated through the use of a facilitator or intermediary so that Buyer shall in no event be requested or required to acquire title to any property other than the Property.

16.                                 Miscellaneous.

(a)           Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to be an adequate and sufficient notice if given in writing and service is made either by (i) personal delivery, in which case the service shall be deemed received the date of such personal delivery, (ii) nationally recognized overnight air courier service, next day delivery, prepaid, in which case the notice shall be deemed to have been received one (1) business day following delivery to such nationally recognized overnight air courier service, or (iii) at the time of being sent by facsimile or email if delivery thereof is confirmed by sender’s receipt of a transmission report, generated by sender’s facsimile machine or email, which confirms that the facsimile or email was successfully transmitted in its entirety and provided the facsimile or email was forwarded prior to 5:00 Central Standard Time, and to the following street or email addresses or facsimile numbers:

If to Seller:

Principal Life Insurance Company c/o Principal Real Estate Investors, LLC 801 Grand Avenue Des Moines, Iowa 50392-0940 Attn: Morgan Deal Phone: 515-235-9119 Fax: 866-850-4022

With a copy to:

Principal Life Insurance Company
c/o Principal Real Estate Investors, LLC
Closing Department
801 Grand Avenue
Des Moines, Iowa 50392-5590
Attn: Donna Lutcavish
Phone: 515-246-7583
Fax: 866-850-4022

Ahlers & Cooney, P.C.
100 Court Avenue, Suite 600
Des Moines, Iowa 50309-2231
Attn: John H. Bunz
Phone: 515-246-0336
Fax: 515-243-2149

If to Buyer:

Harvard Property Trust, LLC 15601 Dallas Parkway Suite 600 Addison, Texas 75001 Attn: Joe Jernigan Phone: 214-655-1600 Fax: 214-655-1610	With a copy to: Powell Coleman & Arnold LLP 8080 North Central Expressway Suite 1380 Dallas, Texas 75206 Attn: Patrick M. Arnold Phone: 214-890-7108 Fax: 214-373-8768

or such other address as either party may from time to time specify in writing to the other.

(b)                                 Brokers and Finders.  Each party represents and warrants that it has not had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker, entity, agent, commission salesperson, or other person who will claim a right to compensation or a commission or finder’s fee as a procuring cause of the sale contemplated herein, except for Cushman and Wakefield, whose commission shall be paid by Seller. In the event of a claim for a broker’s or finder’s fee or commissions in connection with the transactions contemplated by this Agreement, Seller shall indemnify, defend and hold harmless Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer. No commission shall be paid or become payable unless the Closing actually occurs. The provisions of this subsection shall survive Closing and any earlier termination, cancellation or rescission of this Agreement.

(c)           Successors and Assigns.  Buyer may assign its rights under this Agreement to an Affiliate without the prior written consent of Seller.  For purposes of this Section 16(c), the term “Affiliate” shall mean: (i) an entity that controls, is controlled by, or is under common control with Buyer; (ii) any partnership in which Buyer or Buyer’s controlling member is the general partner; (iii) any fund or entity sponsored by Buyer; or (iv) any entity that retains Buyer or a company affiliated with Buyer to manage the Property.  Upon any assignment of this Agreement, the assignor shall be released from any liability hereunder.  In such event, the Buyer shall provide to Seller at Closing an Assignment and Assumption of Real Estate Purchase and Sale Agreement in the form attached hereto as Exhibit M.

(d)           Amendments and Terminations.  Except as otherwise provided herein, this Agreement may be amended or modified by, and only by, a written instrument executed by Seller and Buyer.

(e)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state in which the Property is located without regard to choice of law rules.

(f)            Merger of Prior Agreements.  This Agreement supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

(g)           Enforcement.  In the event either party hereto fails to perform any of its obligations under this Agreement or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees.  Buyer and Seller both acknowledge each has been advised by counsel as to their respective rights, duties and obligations in this Agreement and have had ample opportunity to negotiate same.  Thus, both Buyer and Seller acknowledge that any ambiguity in this Agreement should not necessarily be resolved against the drafter of this Agreement.

(h)           Time of the Essence.  Time is of the essence of this Agreement.

(i)            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts when taken together shall constitute but one Agreement.

(j)            Survivability.  Except as otherwise provided herein, the covenants contained in this Agreement shall survive the closing of the purchase and sale and shall not be deemed merged in the deed, but shall remain in full force and effect.

(k)           No Recordation.  Neither Seller nor Buyer shall record this Agreement or memorandum thereof in or among the land or chattel records of any jurisdiction.

(l)            Proper Execution.  The submission by Seller to Buyer of this Agreement in unsigned form shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Buyer or impose any obligations on Seller irrespective of any reliance thereon, change of position or partial performance until Seller shall have executed this Agreement and the Deposit shall have been received by the Title Company.

(m)          Computation of Time.  The time in which any act is to be done under this Agreement is computed by excluding the first day, and including the last day, unless the last day is a holiday or Saturday or Sunday, and then that day is also excluded.  Unless expressly indicated otherwise, (a) all references to time shall be deemed to refer to Central Standard time, and (b) all time periods shall expire at 5:00 p.m. Central Standard time.

(n)           Incorporation of Recitals and Exhibits.  All recitals set forth in this Agreement and exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of) this Agreement.

(o)           WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

(p)           No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties hereto and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this Agreement. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

(q)                                 Limitation of Liability.  The liability of Principal Life Insurance Company hereunder is limited to the assets of its Principal U.S. Property Separate Account.

(r)                                    Information and Audit Cooperation.  At any time within ninety (90) days after the Closing, Seller shall allow Buyer’s auditors access to the books and records of Seller and the working papers of Seller’s independent auditors relating to the operation of the Property for three (3) years prior to Closing to enable Buyer to comply with any financial reporting requirements applicable to Buyer.  In addition, upon the earlier of (i) completion of Buyer’s audit, or (ii) two (2) business days prior to the Approval Date, Seller shall provide Buyer’s designated independent auditors a representation letter regarding the books and records of the Property in substantially the form attached hereto as Exhibit L.

[SIGNATURES FOLLOW ON NEXT PAGE.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Seller:

PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation, for its Principal U.S. Property Separate Account

By:	Principal Real Estate Investors, LLC,
a Delaware limited liability company, its authorized signatory

By:	/s/ Donna H. Lutcavish

Name:	Donna H. Lutcavish

Its:	Assistant Managing Director

Buyer:

HARVARD PROPERTY TRUST, LLC, a Delaware limited liability company

By:	/s/ Gerald J. Reihsen, III

Name:	Gerald J. Reihsen, III

Its:	Executive Vice President –
Corporate Development & Legal

JOINDER OF TITLE COMPANY

Title Company hereby joins in the execution of the Agreement and agrees to accept, hold and return the Deposit, and disburse any funds received under the Agreement in accordance with the provisions of such Agreement. The Title Company shall only be bound to those provisions of the Agreement relating to title insurance, the Deposit, and the Closing escrow. Provided that the Title Company complies with such provisions of the Agreement, the parties to the Agreement agree that the Title Company shall not be liable for any loss or damage arising thereunder.

CHICAGO TITLE INSURANCE COMPANY

By:	Kerri Majors / al

Name:	Kerri A. Majors

Its:	Commercial Escrow Officer

EXHIBIT “A”

LEGAL DESCRIPTION

Parcel 1:

Lots 25 Through 32, Inclusive, Block 66, East Denver, City and County of Denver, State of Colorado.

Parcel 2:

Rights as contained in that certain agreement dated September 28, 1984, executed by and between the Financial Center Condominium Association and 19th and Lawrence Associates, dated September 28, 1984 and recorded May 3, 1985 at reception no. 010099 and July 22, 1985 at reception no. 042212, City and County of Denver, State of Colorado.

Parcel 3:

Rights as created under ordinance no. 210, series of 1982, an ordinance granting a revocable permit or license, recorded upon the terms and conditions contained therein on February 2, 2000 at reception no. 16163, City and County of Denver, State of Colorado.

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